First Albany Reports Q1 Earnings

FIRST ALBANY REPORTS FINANCIAL
RESULTS FOR THE FIRST QUARTER 2004

Equity Capital Markets reports strong quarter;

Company to exit asset management business

ALBANY, NEW YORK, April 26, 2004 – First Albany Companies Inc. (NASDAQ: FACT) today reported its financial results for the first quarter ending March 31, 2004, and will hold a conference call today at 11:00AM, EST (see dial-in information below).

First Albany’s 2004 first quarter net revenues were $42.6 million compared to $45.7 million for the same period in 2003.   The Company reported a net loss of $1.9 million for the first quarter 2004, compared to net income of $2.2 million for the same period in 2003.  First quarter 2004 net loss per diluted share was $0.18, compared to net income of $0.21 per diluted share in the first quarter of 2003.

First quarter results were negatively impacted by a $1.2 million increase in reserves, net of taxes, related to both a previously-disclosed customer dispute as well as an arbitration award in an employment dispute which is being appealed; and a $0.7 million loss, net of tax, in asset management related to future discontinued operations.  Excluding these items, consolidated net income would have been an approximate break even.

“Our equity capital markets and investment banking businesses turned in an outstanding performance in the first quarter, more than doubling net revenues,” said Alan Goldberg, President and Chief Executive of First Albany.  “While this was tempered by an increase in reserves as well as below budget fixed income results, the progress we made last year and this quarter gives us confidence in our ability to execute our business plan.”

“As we stated last quarter, our plan is focused on four strategic initiatives:  To broaden and increase our revenue base; improve our margins and profitability; expand our capital base; and provide growing value for our shareholders,” Goldberg said.  “We have made solid progress in all four areas this quarter, and expect to report more progress throughout the year.”

Progress against the Company’s plan for the quarter included:

•

The announcement to acquire Descap Securities, a New York-based broker-dealer and investment bank specializing in mortgage-backed securities.  The Company expects to close this acquisition in the second quarter of 2004.

•

The raising of $10 million in equity through a private placement from 37 senior professionals across all divisions of the Company.

•

The announcement of a special dividend to distribute First Albany’s holding in Plug Power Inc.
(Nasdaq:  Plug) to First Albany shareholders, payable on May 18, 2004 to shareholders of record as of May 4, 2004.

•

The implementation of a stock based compensation plan to improve overall margins.

As part of the Company’s plan to focus on strengthening core businesses, First Albany will discontinue its asset management business – FA Asset Management – with the exception of the institutional convertible bond arbitrage advisory group.  The Company is exploring options for the balance of FA Asset Management which may include the sale of the business to its employees.  Hugh Johnson, chairman of FA Asset Management, will remain as First Albany Capital’s Chief Investment Officer.  “To further invest in a non-core business would detract from our mission, so while this was a difficult decision, it is in keeping with our strategy to improve the firm’s performance and profitability,” Goldberg said.

Major Segment Operating Results

First Albany Capital

First Albany Capital is the securities brokerage and investment banking operation of the Company.

Net revenues from First Albany Capital were $42.2 million for the first quarter ended March 31, 2004, compared to $39.3 million for the same period in 2003.  First Albany Capital had a net loss –  including an increase in reserves of $1.2 million net of taxes –  of $0.1 million for the first quarter 2004, compared to net income of $1.0 million for the same period in 2003.

Results for the divisions of First Albany Capital are:

•

Net revenues for Equity Capital Markets were $21.8 million for the quarter, an increase of 124% over the first quarter of 2003.  Continued strength in investment banking fees and NASDAQ-related revenue were the primary reasons for the year-over-year improvement for the quarter. Compared to the first quarter of 2003, investment banking revenues were up $4.8 million and NASDAQ net revenue was up $5.7 million.  An increased investment in key personnel in the listed trading effort resulted in a 46.6% year-over-year increase in listed net revenue.  During the first quarter the firm acted as a lead manager on three equity offerings, co-manager on four equity offerings and two debt transactions, and as an advisor on one M&A transaction.

•

The Taxable Fixed Income unit reported net revenue for the quarter of $9.3 million, a decrease of 41.0% compared to the first quarter of 2003. Compression of spreads in the secondary corporate bond market continues to negatively impact net revenue in Taxable Fixed Income.

•

The Municipal Capital Markets group net revenue decreased 24.5% to $6.8 million for the most recent quarter as a result of a $1.7 million decrease in trading revenues and the decline in new issue volume related to market volatility.  Profitability was negatively impacted by weaker trading results and an increase in reserves of $1.5 million, before taxes, related to a previously-disclosed customer dispute.

Parent & Affiliates

Investment losses for the quarter ended March 31, 2004 were $0.2 million net of taxes due to a decrease in fair market value of the investment portfolio held by First Albany Companies.

#

First Albany Reports Q1 Earnings

First Albany Companies Inc. (Dollars in Thousands)
	THREE MONTHS ENDED
	March 31, 2004	March 31, 2003
Net Revenues:
Taxable Fixed Income	$9,274	$15,731
Municipal Capital Markets	6,813	9,021
Equity Capital Markets	21,779	9,741
Fixed Income-Other	3,500	4,144
Corporate-Other	880	652
First Albany Capital Inc.	42,246	39,289
Parent & Affiliates	108	349
FA Asset Management Inc.	646	1,356
Investments	(408)	4,714
Total Net Revenues	$42,592	$45,708

	THREE MONTHS ENDED
Contribution by Segment:	March 31, 2004	March 31, 2003
Taxable Fixed Income	$1,562	$3,319
Municipal Capital Markets	(1,282)	1,612
Equity Capital Markets	2,660	(1,115)
Fixed Income-Other	1,913	2,294
Corporate-Other	(5,662)	(4,635)
First Albany Capital Inc., income before taxes	$(809)	$1,475

First Albany Capital Inc., net (loss) income	$(88)	$1,018
Parent & Affiliates, net (loss) income	(685)	(1,534)
FA Asset Management Inc. net (loss) income	(917)	(30)
Investments, net of taxes	(238)	2,750
Net (loss) income	$(1,928)	$2,204

#

First Albany Reports Q1 Earnings

Shareholders’ Equity

Shareholders’ equity as of March 31, 2004 was $93.5 million compared to $83.4 million at December 31, 2003.  Book value per share as of March 31, 2004 was $7.81 compared to $7.64 as of December 31, 2003.

Guidance

The following information is based on current information as of April 26, 2004.  The Company does not expect to update this guidance prior to next quarter’s earnings release; however, the Company may update its full business outlook or any portion thereof at any time for any reason.  This guidance is also subject to risks and uncertainties associated with general economic conditions that may cause actual results to differ materially from the guidance given.

First Albany Companies expects total consolidated net revenues for the full year ending December 31, 2004 to be between $190 million and $200 million.  Net income for the remainder of 2004 is expected to be between $8.7 million and $9.7 million excluding costs associated with exiting the asset management business as well as the impact of the Descap acquisition, which we believe will be accretive in 2004.  2004 full year net income is expected to be between $6.8 million and $7.8 million.

Conference Call Information

First Albany Companies will hold a conference call today, Monday, April 26, 2004 at 11:00AM. (EST).

This call will be Webcast and can be accessed on the Investor Relations portion of the First Albany Companies Web site at www.firstalbany.com, as well as on all sites within CCBN's Investor Distribution Network. To participate on the call, please dial 800.540.0559 and request the First Albany earnings call. A recording of the call will be available for seven days by dialing 800.934.7693.

About First Albany

Founded in 1953, First Albany Companies Inc. is a leading institutionally focused independent investment bank.  Through its Taxable Fixed-Income, Municipal and Equity Capital Markets Divisions, the firm focuses on serving the institutional market, the growing corporate middle market and public institutions by providing its clients with strategic, research-based, innovative investment opportunities. First Albany offers a diverse range of products and advisory services in the areas of corporate and public finance as well as fixed income and equity sales and trading.  FA Technology Ventures is a leading early stage investor, providing venture capital, management and guidance for companies in the emerging growth sectors of information technology and energy technology.  First Albany is traded on NASDAQ under the symbol FACT and today has 18 offices in 12 states.

###

This press release contains "forward-looking statements", which are subject to various risks and uncertainties, including the conditions of the securities markets, generally, and acceptance of the Company's services within those markets and other risks and factors identified from time to time in the Company's filings with the Securities and Exchange Commission. These statements are not historical facts but instead represent only the Company's belief regarding future events, many of which, by their nature, are inherently uncertain and outside of the Company's control.  It is possible that the Company's actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements.

###

FOR ADDITIONAL INFORMATION

PLEASE CONTACT:

Steven R. Jenkins (Investors)

Chief Financial Officer

518.447.8500

Al Bellenchia

Fleishman Hillard

212.453.2256

Ben Tanner

Fleishman Hillard

212.453.2301

#

First Albany Reports Q1 Earnings

FIRST ALBANY COMPANIES INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)

(In thousands of dollars except for per share amounts)	Three Months Ended
	March 31, 2004	March 31, 2003
Revenues:
Commissions	$5,798	$4,187
Principal transactions	24,963	28,408
Investment banking	10,229	5,250
Investment (loss) gains	(277)	4,847
Interest	1,737	1,822
Fees and other	1,157	1,954
Total revenues	43,607	46,468
Interest expense	1,015	760
Net revenues	42,592	45,708
Expenses (excluding interest):
Compensation and benefits	32,762	31,588
Clearing, settlement and brokerage costs	1,385	1,064
Communications and data processing	4,113	3,482
Occupancy and depreciation	2,313	2,268
Selling	1,775	1,670
Other	4,167	2,144
Total expenses (excluding interest)	46,515	42,216
Income (loss) before income taxes	(3,923)	3,492
Income tax (benefit) expense	(1,995)	1,288
Net income (loss)	$(1,928)	$2,204
Per share data:
Basic earnings per share	$(0.18)	$0.22
Diluted earnings per share	$(0.18)	$0.21

#